Exhibit (n)(2)

SCHEDULE I, DATED May 17, 2001, TO MULTIPLE CLASS OF SHARES PLAN (PRIME FUND, TREASURY FUND AND TAX-EXEMPT FUND), DATED MAY 17, 2001

FUND/CLASS	SALES CHARGE	DISTRIBUTION FEE (as a percentage of average net assets)	SHAREHOLDER SERVICE FEE (as a percentage of average net assets)
Prime Fund:
Daily Money Class	none	0.00	0.25
Capital Reserves Class	none	0.25	0.25
Treasury Fund:
Daily Money Class	none	0.00	0.25
Capital Reserves Class	none	0.25	0.25
Advisor B Class	contingent deferred	0.75	0.25
Advisor C Class	contingent deferred	0.75	0.25
Tax-Exempt Fund:
Daily Money Class	none	0.00	0.25
Capital Reserves Class	none	0.25	0.25
Fidelity Tax-Free Money Market Fund	none	none	none